Exhibit 16.2

October 15, 2019

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by The Peck Company Holdings, Inc. in its Current Report on Form 8-K dated October 15, 2019, which we understand will be filed with the U.S. Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K. We agree with the statements concerning our firm in such Form 8-K. We have no basis to agree or disagree with any other statements made in such Current Report on Form 8-K.

Very truly yours,

/s/ McSoley McCoy & Co.

South Burlington, Vermont